AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GOLD HILL RESOURCES, INC.,

AL MERGER CORPORATION

AND ACCURATE LOCATORS, INC.

Dated as of May 31, 2013

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) made this 31 day of May, 2013, is entered into by and among GOLD HILL RESOURCES, INC., a Nevada corporation (“GHR”), AL Merger Corporation, an Oregon corporation and wholly-owned Subsidiary of GHR (“MergerCo”), and Accurate Locators, Inc., an Oregon corporation (“AL”) and Wayne Good (“Good” and together with the AL, the “Good Parties”). GHR, MergerCo, AL and Good are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

A. The Parties intend to effect the acquisition of AL by GHR through the statutory merger of MergerCo with and into AL in accordance with this Agreement and the OGCL, upon the consummation of which MergerCo will cease to exist as a separate entity and AL will survive as a wholly-owned Subsidiary of GHR. The Parties intend this transaction to be treated as a reorganization under Section 386(a) of the Code.

B. The respective Boards of Directors of each of the Parties have (i) determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are advisable and in the best interests of their respective shareholders, and (ii) adopted this Agreement and the transactions contemplated hereby.

C. The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

Agreement

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS.

1.1 Certain Definitions. The following terms used herein, as used in this Agreement, shall have the following meanings:

“Accurate Locators Common Stock” means the Common Stock, no par value per share, of Accurate Locators.

“Accurate Shareholder” means the current and sole shareholder of the Accurate Locators Common Stock.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Benefit Plan” means any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) under which a Party to this Agreement currently has an obligation to provide benefits to any current or former employee, contractor, consultant, officer or director of such Party.

“GHR Common Stock” means the Common Stock, par value $0.001 per share, of GHR.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” shall mean all written contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, licenses, arbitration awards, judgments, decrees, orders, documents, instruments, understandings and commitments to which a Person is a party or by or to which any of the properties or assets of such Person may be bound, subject or affected (including without limitation notes or other instruments payable to such Person).

“Control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Effective Time” means the date and time the Merger becomes effective as specified in the Agreement of Merger or as otherwise provided in accordance with the OGCL.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means seventy-eight and three hundred seventy-two thousand eight hundred eighty-four millionths (297,320), as adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into GHR Common Stock), reorganization, recapitalization, reclassification or other like change with respect to GHR Common Stock occurring on or after the date hereof and prior to the Effective Time, or as otherwise set forth herein.

“GAAP” means generally accepted accounting principles as applied in the United States of America.

“Governmental Entity” means any national, state, municipal, or other government or any court, administrative or regulatory agency or organization (including without limitation, any self-regulatory organization), or commission or other governmental authority or agency, domestic or foreign, including without limitation, FINRA and the NASDAQ Stock Market.

“Intellectual Property” means any and all United States and foreign: (i) patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein and all improvements to the inventions disclosed in each such registration or application, (ii) trademarks, service marks, trade dress, trade names and corporate names, whether or not registered, including but not limited to all common law rights, and registrations and applications for registration thereof, (iii) copyrights (including but not limited to copyrights on designs) (registered or otherwise) and registrations and applications for registration thereof, (iv) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation, (v) trade secrets and confidential technical and business information (including but not limited to formulas, compositions, and inventions reduced to practice, whether or not patentable), (vi) confidential technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vii) any right arising under any law providing protection to industrial or other designs, (viii) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and (ix) all rights to sue or recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the foregoing.

“Licenses” means all notifications, licenses, permits (including, without limitation, environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by a Governmental Entity, and applications therefor.

“Liens” mean all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Material Adverse Effect” means, when used in respect to AL or GHR, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such Party taken as a whole.

“Merger” means the merger of MergerCo with and into AL pursuant to this Agreement and the OGCL.

“MergerCo Common Stock” means the Common Stock of MergerCo.

“Merger Consideration” means eight million (29,732,000) shares of GHR Common Stock, which shall be issued at the Closing Date.

“NRS” means the General Corporation Law of the State of Nevada.

“OGCL” means the General Corporation Law of the State of Oregon.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or other entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means a Person, an amount of whose voting securities, other voting ownership or voting partnership interests is held by another Person, which is sufficient to elect at least a majority of such Person’s board of directors or other governing body (or, if there are no such voting interests, fifty percent(50%) or more of such Person’s equity interests).

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind for which a Person may have any liability imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity.

“Tax Return” means any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

1.2 Other Definitions. The following terms are defined in the following sections of this Agreement:

Defined Term Section

14f-1 Information Statement 6.2

Accountant 7.2.8

Acquisition Proposal 6.7

Agreement Preamble

Agreement of Merger 2.3

Assumed Option 2.9.6

Certificates 2.10.1

GHR Contracts 4.20

GHR Disclosure Schedule 4

GHR SEC Documents 4.6.1

Closing 2.2

Closing Date 2.2

D&O Information 6.1

Letter of Transmittal 2.10.1

MergerCo Preamble

Merger Consideration Reserved Shares2.9.1

Merger Consideration Shares 2.9.1

Opinion 9.1.2

OTCBB 4.9

Party(ies)Preamble

AL Preamble

AL Contracts 3.14

AL Disclosure Schedule 3

AL Financial Statements 3.6

AL Intellectual Property 3.18

AL Shareholders’ Approval 3.26

Post-Closing Covenants 9.1

Press Release 6.3

Pro Forma Financial Statements 6.4

Questionnaires 6.1

Resignations 6.1

Rule 144 or 1459. 1.2

Secretary of State 2.3

Surviving Corporation 2.1

Transaction Form 8-K 6.3

2. THE MERGER.

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the OGCL, MergerCo shall be merged with and into AL at the Effective Time. At the Effective Time, the separate existence of MergerCo shall cease, and AL shall continue as the surviving corporation following the Merger (the “Surviving Corporation”). The corporate existence of AL, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the laws of the State of Nevada. As a result of the Merger, the outstanding shares of capital stock of AL and MergerCo shall be converted or cancelled in the manner provided in Section 2.9.

2.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1 and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Section 7, the closing of the Merger (the “Closing”)will take place at 10:00 a.m. Pacific Time on the first business day after satisfaction of the conditions set forth in Section 7 (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Section 7) (the “Closing Date”), at the offices of Gold Hill Resources, Inc., unless another date, time or place is agreed to in writing by the Parties.

2.3 Actions and Deliveries at Closing. An agreement of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”) shall be duly prepared and executed, and shall be filed with the Secretary of State of the State of Nevada (the “Secretary of State”) in accordance with the NRS on the Closing Date. The Merger shall become effective upon the filing of the Agreement of Merger with the Secretary of State, or at such other time as is permissible in accordance with the NRS and as GHR and AL shall agree should be specified in the Agreement of Merger. In addition, at the Closing:

2.3.1 AL will deliver to GHR:

(a) An officers’ certificate, substantially in the form of Exhibit B, duly executed on AL’s behalf, as to whether each condition specified in Sections 7.2.1 through 7.2.11, has been satisfied in all respects.

(b) A Secretary’s certificate, substantially in the form of Exhibit E, duly executed on AL’s behalf.

(c) A legal opinion of counsel to AL, substantially in the form of Exhibit F

2.3.2 GHR will deliver to AL:

(a) An officers’ certificate, substantially in the form of Exhibit G, duly executed on GHR’s and MergerCo’s behalf, as to whether each condition specified in Sections 7.3.1 through 7.3.6 and 7.3.7 has been satisfied in all respects.

(b) A Secretary’s certificate, substantially in the form of Exhibit H, duly executed on GHR’s behalf.

2.4 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the OGCL. At the Effective Time all of MergerCo’s property, rights, privileges, powers, and franchises will vest in the Surviving Corporation, and all debts, liabilities, and duties of MergerCo will become the Surviving Corporation’s debts, liabilities, and duties.

2.5 Governing Documents of the Surviving Corporation. As of the Effective Time, by virtue of the Merger and without any action on the part of the Parties:

2.5.1 Certificate of Incorporation. The Certificate of Incorporation, as amended to date, of the Surviving Corporation shall be amended in its entirety to read as set forth on Exhibit F.

2.5.2 Bylaws. The Bylaws of AL, as in effect immediately prior to the Effective Time, will be the Surviving Corporation’s Bylaws until thereafter amended.

2.6 Directors of GHR and the Surviving Corporation. At the Effective Time, the Board of Directors of each of GHR and the Surviving Corporation shall consist of Eric Stoppenhagen until such time as he resigns at such time and following the filing of a 14-F-1 Information Statement Chas Radovich and Wayne Good and each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation or Articles of Incorporation and Bylaws, each as amended to date, of GHR or the Surviving Corporation, as applicable, in each case, until their respective successors shall have been elected and qualified or until otherwise provided by law.

2.7 Officers of GHR and the Surviving Corporation. At the Effective Time the officers of GHR and the Surviving Corporation immediately prior to the Effective Time shall resign, effective as of the Effective Time, and shall be replaced by the following individuals:

Chas Radovich, President

Wayne Good, CEO

Eric Stoppenhagen, Chief Financial Officer

Mark Flanagan, Secretary

who shall serve as officers of GHR and the Surviving Corporation subject to the applicable provisions of the Certificate of Incorporation and Bylaws, each as amended to date, of GHR or the Surviving Corporation, as applicable, in each case, until their respective successors shall have been duly appointed or until otherwise provided by law.

2.8 Effect on Capital Stock of MergerCo. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of MergerCo Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and non-assessable share of Common Stock of the Surviving Corporation.

2.9 Effect on Capital Stock of AL. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

2.9.1 Aggregate Consideration to be Received by AL Shareholder. The aggregate merger consideration, which shall include (a) the shares to be issued at the Effective Time to the 100% sole and existing AL Shareholder (the “Merger Consideration Shares”) will be that number of fully paid, non-assessable shares of GHR Common Stock constituting the Merger Consideration and shall be issued at the direction of Good.

2.9.2 Conversion of AL Common Stock. Each issued and outstanding share of AL Common Stock shall be converted into the right to receive that number of fully paid and non-assessable shares of GHR Common Stock equal to the Exchange Ratio, subject in all respects to Section 2.9.1.

2.9.3 Cancellation of Treasury Shares. Any and all shares of AL Common Stock held in the treasury of AL shall be cancelled and cease to exist at the Effective Time, and no consideration shall be paid with respect thereto.

2.9.4 No Fractional Shares. No fractional shares of GHR Common Stock shall be issued in the Merger. If the number of shares a holder of AL Common Stock holds immediately prior to the Closing multiplied by the applicable exchange ratio would result in the issuance of a fractional share of GHR Common Stock, that product will be rounded down to the nearest whole number of shares of GHR Common Stock if it is less than the fraction of one-half of one (0.5)share of GHR Common Stock or rounded up to the nearest whole number of shares of GHR Common Stock if the said product is equal to or greater than the fraction of one-half of one (0.5) share of GHR Common Stock.

2.9.5 Cancellation and Retirement of AL Common Stock. As of the Effective Time, all shares of AL Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of AL Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration per share upon the surrender of such certificate in accordance with Section 2.10, without any interest thereon, subject to any applicable withholding tax.

2.9.6 Stock Options and Warrants. At the Effective Time, no options or warrants to purchase shares of AL Common Stock have ever been issued by the Company.

2.10 Exchange of Certificates.

2.10.1 Exchange Procedures. As soon as reasonably practicable after the Effective Time, GHR shall deliver to each holder of record of a certificate or certificates which, immediately prior to the Effective Time represented outstanding shares of AL Common Stock (the “Certificates”), whose shares are converted pursuant to Section 2.9 into the right to receive Merger Consideration: (a) a letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to GHR or its designated agent and shall be in such form and have such other customary provisions as GHR may reasonably specify), and (b) instructions for use in effecting the surrender of the Certificate in exchange for the Merger Consideration allocable to the AL Common Stock formerly represented thereby.

2.10.2 Merger Share Certificates. Upon surrender of a Certificate for cancellation to GHR, or to any agent or agents as may be appointed by GHR, together with the Letter of Transmittal, duly completed and executed in accordance with its terms and such other documents as GHR or its agent or agents shall determine, the holder of such Certificate (“Merger Share Certificate”) shall be entitled to receive in exchange therefor, a certificate representing the number of shares of GHR Common Stock which such holder has the right to receive pursuant to the provisions of Section 2.9 and the Certificate so surrendered shall forthwith be cancelled. If any certificate for such GHR Common Stock is to be issued in a name other than that in which the certificate for AL Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to GHR or its transfer agent any transfer or other taxes or other costs required by reason of the issuance of certificates for such GHR Common Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of GHR or its transfer agent that all taxes have been paid. Until surrendered as contemplated by this Section 2.10.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.9.

2.10.3 Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by GHR, the posting by such Person of a bond in such reasonable amount as GHR may direct as indemnity against any claim that may be made against it with respect to such Certificate, GHR shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration due to such Person as provided in Section 2.9.

2.10.4 No Further Ownership Rights in AL Common Stock. All shares of GHR Common Stock issued upon the surrender of the Certificates in accordance with the terms of this Section 2, shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to AL Common Stock theretofore represented by such Certificates.

2.10.5 No Further Ownership Rights in AL Common Stock. All shares of GHR issued upon the surrender of the Certificates in accordance with the terms of the Section 2, shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to AL Common Stock theretofore represented by such certificates

2.10.6 No Liability. None of the Parties shall be liable to any Person in respect of any shares of GHR Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing AL Common Stock shall not have been surrendered prior to the first (1st)anniversary of the Closing, any such shares, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of GHR, free and clear of all claims or interests of any Person previously entitled thereto.

3. REPRESENTATIONS AND WARRANTIES OF ACCURATE LOCATORS.

Except as set forth in the disclosure schedule delivered by AL to GHR at the time of execution of this Agreement and attached hereto (the “AL Disclosure Schedule”), AL represents and warrants to GHR as follows:

3.1 Organization, Standing and Corporate Power. AL is a corporation validly existing and in good standing under the laws of the State of Oregon and has the requisite corporate power and authority to carry on its business as now being conducted and currently contemplated to be conducted. AL is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect on AL.

3.2 No Subsidiaries. AL does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, limited liability company, partnership, business association, joint venture or other entity.

3.3 Capital Structure. The authorized capital stock of AL consists of 500 shares, all of which are designated as Accurate Locators Common Stock, 100 shares of which are issued and outstanding. Except as set forth above, no shares or other equity securities of AL are issued, reserved for issuance or outstanding. All outstanding shares of AL are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of AL having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of AL may vote. The AL Disclosure Schedule sets forth the outstanding capitalization of AL, including a list of all holders of AL Common Stock and their respective holdings. Except as set forth on the AL Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which AL is a party or by which it is bound obligating AL to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity or voting securities of AL or obligating AL to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of AL to repurchase, redeem or otherwise acquire or make any payment in respect of any securities of AL. There are no agreements or arrangements pursuant to which AL is or could be required to register AL Common Stock or other securities under the Securities Act, or other agreements or arrangements with or among any security holders of AL with respect to securities of AL.

3.4 Authority. AL has the requisite corporate and other power and authority to enter into this Agreement and, subject to obtaining the AL Shareholders’ Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by AL and the consummation by AL of the transactions contemplated hereby have been duly authorized by the Board of Directors of AL; the Board of Directors has recommended adoption of this Agreement by the shareholders of AL; and no other corporate proceedings on the part of AL or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by AL and the consummation by AL of the transaction contemplated hereby, other than obtaining the AL Shareholders’ Approval. This Agreement has been duly executed and delivered by AL and constitutes a valid and binding obligation of AL, enforceable against AL in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

3.5 Non-Contravention. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of AL under, (i) the Articles of Incorporation or Bylaws, each as amended to date, of AL, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to AL, its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to AL, its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to AL in connection with the execution and delivery of this Agreement by AL or the consummation by AL of the transactions contemplated hereby, except, with respect to this Agreement, for the filing of the Agreement of Merger and other appropriate merger documents required by the OGCL with the Secretary of State.

3.6 Financial Statements. Set forth on the Accurate Locators Disclosure Schedule are the following financial statements of AL (collectively the “Accurate Locators Financial Statements”): audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended October 31, 2011 and October 31, 2012. The AL Financial Statements shall have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, shall present fairly the financial condition of AL as of such dates and the results of operations of AL for such periods, are correct and complete, and shall be consistent with the books and records of AL; provided, however, that the unaudited interim financial statements shall be subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. Since October 31, 2011, AL has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

3.7 No Undisclosed Liabilities. Accurate Locators does not have any liabilities or obligations required by applicable accounting rules to be shown in financial statements (whether absolute, contingent or otherwise), which are not adequately reflected or provided for in the AL Financial Statements, except for liabilities and obligations (i) that have been incurred since the date of the most recent balance sheet included in the AL Financial Statements in the ordinary course of business and are not (singly or in the aggregate) material to AL’s business, and (ii) not due and payable or to be performed or satisfied after the date hereof under AL Contracts in accordance with their terms, in each case which are not (singly or in the aggregate) material to AL’s business.

3.8 Absence of Certain Changes or Events. Since October 31, 2011, AL has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (i) any Material Adverse Effect with respect to AL; (ii) any condition, event or occurrence which individually or in the aggregate could reasonably be expected to have or give rise to a Material Adverse Effect with respect to AL; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 5.1 without prior consent of GHR; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of AL to consummate the transactions contemplated by this Agreement.

3.9 Legal Proceedings. There is no suit, action, claim, arbitration, proceeding or investigation pending or, to the knowledge of AL, threatened against, relating to or involving AL, or real or personal property of AL, before any Governmental Entity or other third party. To the knowledge of AL, there is no basis for any such suit, action, proceeding or investigation.

3.10 Compliance with Law. To the knowledge of AL, AL is in compliance in all material respects with all applicable laws (including, without limitation, applicable laws relating to zoning, environmental matters and the safety and health of employees), ordinances, regulations and orders of all Governmental Entities. AL has not been charged with and, to the knowledge of AL, is not now under investigation with respect to, a violation of any applicable law, regulation, ordinance, order or other requirement of a Governmental Entity. AL is not a party to or bound by any order, judgment, decree or injunction of any Governmental Entity.

3.11 Benefit Plans. The AL Disclosure Schedule contains a true and complete list of each Benefit Plan currently sponsored, maintained or contributed to by AL. AL’s records accurately reflect the service histories of its employees, contractors and consultants, including their hours of service, and all such data is maintained in a usable form.

3.12 Certain Service Provider Payments. AL is not a party to any employment, contractor or consultant agreement which could result in the payment to any current, former or future director, employee, contractor or consultant of AL of any money or other property or rights or accelerate or provide any other rights or benefits to any such director, employee, contractor or consultant as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code), or (ii)some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

3.13 Tax Returns and Tax Payments. AL is not subject to any liabilities or claims for Taxes, including Taxes relating to prior periods, other than those set forth or adequately reserved against in the AL Financial Statements or those incurred since the date of the most recent balance sheet included in the AL Financial Statements in the ordinary course of business.AL has duly filed when due all Tax Returns in connection with and in respect of its business, assets, employees, contractors and consultants, and has timely paid and discharged all amounts shown as due thereon. AL has made available to GHR accurate and complete copies of all of its Tax Returns for all periods, except those periods for which returns are not yet due. AL has not received any notice of any Tax deficiency outstanding, proposed or assessed against or allocable to it, and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with any Governmental Entity any contract or other agreement now in effect extending the period for assessment or collection of any Taxes against it. There are no Liens for Taxes upon, pending against or threatened against, any asset of AL, other than Liens for Taxes not yet due and payable. AL is not subject to any Tax allocation or sharing agreement.

3.14 Contracts and Commitments. AL has made available to GHR true, correct and complete copies of each of the following Contracts to which AL is a party or by which any of its assets or properties are bound

(together the “AL Contracts”):

3.14.1 all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other contracts relating to the borrowing of money or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of AL;

3.14.2 all rental or use agreements, contracts, covenants or obligations which may involve the payment by or to AL of more than $25,000;

3.14.3 any contract, agreement, commitment or obligation to make any capital expenditures in excess of $25,000;

3.14.4 contracts, agreements, commitments or other obligations with any Person containing any provision or covenant limiting the ability of AL to engage in any line of business or to compete with or to obtain products or services from any Person or limiting the ability of any Person to compete with or to provide products or services to, or obtain products or services from, AL, or covering indemnification of another Person other than in the ordinary course of business;

3.14.5 any profit-sharing or similar contract, agreement, understanding or obligation with any Person;

3.14.6 contracts, agreements, commitments or other obligations with respect to the purchase or sale by or to AL of any product, equipment, facility, or similar item that by their respective terms do not expire or terminate or are not terminable by AL, without penalty, premium or other liability within thirty (30) days or may involve the payment by or to AL of more than $25,000;

3.14.7 contracts, agreements, commitments or other obligations to provide services or facilities by or to AL or to or by another Person which is not terminable by AL within thirty (30) days without penalty, premium or other liability or involving payment by AL or the other Person of more than $25,000;

3.14.8 any contract that provides for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or in connection with the transactions contemplated hereby;

3.14.9 any contract or agreement granting any Person a Lien on all or any part of any asset of AL;

3.14.10 any contract providing for the indemnification or holding harmless by AL of any of its shareholders, officers, directors, employees, contractors, consultants or representatives;

3.14.11 all other contracts, agreements, commitments or other obligations whether or not made in the ordinary course of business which may involve the expenditure by AL of funds in excess of $25,000 per commitment (or under a group of similar commitments), or are otherwise material to AL; or

3.14.12 all other contracts, agreements, commitments, or other obligations of any kind that involve or relate to any AL Shareholder, officer, director, employee, contractor or consultant of AL or any Affiliate or relative thereof.

The AL Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to AL and each other party to such AL Contracts. There are no existing defaults or breaches of AL under any AL Contract (or events or conditions which, with notice or lapse of time or both would constitute a default or breach) and, to the knowledge of AL, there are no such defaults (or events or conditions which, with notice or lapse of time or both, would constitute a default or breach) with respect to any third party to any AL Contract. Except as set forth on the AL Disclosure Schedule, AL is not participating in any discussions or negotiations regarding modification of or amendment to any AL Contract or entry in any new material contract applicable to AL or the real or personal property of AL. The AL Disclosure Schedule specifically identifies each AL Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated by this Agreement.

3.15 Receivables. AL has receivables as reflected in the AL Financial Statements and no receivables have arisen subsequent to the date thereof as reflected on the books and records of AL. To AL’s knowledge, no customer or supplier of AL has any reasonable basis to believe that it has or would be entitled to any payment terms other than terms in the ordinary course of business, including any prior course of conduct.

3.16 Personal Property. AL has good, clear and marketable title to all the tangible properties and tangible assets reflected in AL’s latest balance sheet as being owned by AL or acquired after the date thereof which are, individually or in the aggregate, material to AL’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens. All equipment and other items of tangible personal property and assets of AL (a) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and (b) are usable in the regular and ordinary course of AL’s business.

3.17 Real Property. AL owns the real property as described in the AL Disclosure Schedule. The AL Disclosure Schedule sets forth all real property and related mortgages to which AL is a party. AL has a valid ownership interest in described real property, and such mortgages are in full force and effect. The improvements and fixtures on such real property owned by AL are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted. All current loan obligations and taxes with regards to the ownership of such real property is current and in good standings.

3.18 Intellectual Property Rights.

3.18.1 AL owns or has the right to use pursuant to an enforceable contract all Intellectual Property necessary or desirable to operate the AL businesses as currently conducted and as currently proposed to be conducted (the “AL Intellectual Property”). Each item of AL Intellectual Property owned or used immediately prior to the Closing will be owned or available for use by the Surviving Corporation on identical terms and conditions immediately subsequent to the Closing. AL has taken all necessary and desirable action to maintain and protect each item of AL Intellectual Property.

3.18.2 AL has delivered to GHR correct and complete copies of all written documentation evidencing ownership and prosecution (if applicable) of each item of any AL Intellectual Property. With respect to each such item of AL Intellectual Property:

(a) AL possesses all right, title, and interest in and to the item, free and clear of any Encumbrance;

(b) the item is not subject to any order, judgment, decree or injunction of any Governmental Entity;

(c) no action or proceeding is pending or, to the best of AL’s knowledge, threatened (and to the best of AL’s knowledge there is no basis therefor) which challenges the enforceability, use, or ownership of the item; and

(d) AL has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

3.18.3 To the best of AL’s knowledge, the AL Intellectual Property does not interfere with, infringe upon, misappropriate, or otherwise violate or come into conflict with any other Person’s Intellectual Property, and AL has never received any notice alleging any such interference, infringement, misappropriation, violation, or conflict (including any claim that AL must license or refrain from using any other Person’s Intellectual Property).No third Person has any Intellectual Property that interferes or would be likely to interfere with AL’s use of any AL Intellectual Property. The AL Intellectual Property will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of any other Person as a result of the continued operation by AL of its businesses as currently conducted and as currently proposed to be conducted. No other Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any AL Intellectual Property.

3.18.4 The AL Disclosure Schedule identifies each Contract pursuant to which AL has granted to a third party rights under or with respect to any AL Intellectual Property (together with any exceptions). AL has made available to GHR correct and complete copies of all Contracts with respect to such use as amended to date. With respect to the Contracts (1) related to each item of AL Intellectual Property, the statements in clauses (a) through (h) below are true and correct, and (2) in the AL Disclosure Schedule, the statements in clauses (a) through (d) below are true and correct:

(a) the Contract is enforceable against each of the parties thereto in accordance with its terms;

(b) the Contract will continue to be enforceable on identical terms following the consummation of the Merger;

(c) AL is not (and no counter-party is) in breach of such Contract, and no event has occurred that with notice or lapse of time would constitute a breach thereunder;

(d) no party to the Contract has repudiated any provision thereof;

(e) with respect to each sublicense Contract, the representations and warranties set forth in (a) – (d) are true and correct with respect to the underlying license Contract;

(f) the underlying item of AL Intellectual Property is not subject to any outstanding order, judgment, decree or injunction of any Governmental Entity;

(g) no action or proceeding is pending or threatened (and there is no basis therefor) that challenges the enforceability of the underlying item of Intellectual Property; and

(h) AL has not granted any sublicense or similar Contract with respect to the Contract.

3.18.5 Except as set forth in the AL Disclosure Schedule, all former and current employees, contractors and consultants of AL have executed written Contracts with AL that assign to AL all rights to any inventions, improvements, discoveries or information relating to AL’s business. No employee, contractor or consultant of AL has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee, contractor or consultant may be engaged or requires the employee, contractor or consultant to transfer, assign, or disclose information concerning his or her work to any Person other than AL.

3.18.6 To AL’s knowledge, there are no new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other Person have developed which reasonably could be expected to supersede or make obsolete any, or any planned, product or process of AL.

3.19 Transactions with Related Parties. AL is not a party to any contract, lease, license, commitment or arrangement, written or oral, which, were AL a “registrant” under the Exchange Act, would be required to be disclosed pursuant to Item 404(a) or (c) of Regulation S-K as promulgated by the SEC, and there are no loans outstanding to or from any Person specified in Item 404(a) of Regulation S-K from or to AL except as disclosed in the audit.

3.20 No Guaranties. None of the obligations or liabilities of AL incurred in connection with the operation of its business is guaranteed by or subject to a similar contingent obligation of any other Person. AL has not guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of any other Person. There are no outstanding letters of credit, surety bonds or similar instruments of AL or any of its Affiliates.

3.21 Licenses. AL owns or possesses all of the material Licenses which are necessary to enable it to carry on its business as presently conducted. All such Licenses are valid, binding, and in full force and effect. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect any such License.

3.22 Records. The books of account, corporate records and minute books of AL are complete and correct in all material respects. Complete and accurate copies of all such books of account, corporate records and minute books and of the stock register of AL have been made available to GHR.

3.23 No Brokers or Finders. Except as disclosed on the AL Disclosure Schedule, AL has not, and its Affiliates, officers, directors, employees, contractors and consultants have not, employed any broker or finder or incurred any liability for any brokerage or finder’s fee or commissions or similar payment in connection with any of the transactions contemplated hereby.

3.24 Board Recommendation. The Board of Directors of AL has unanimously determined that the terms of the Merger are fair to and in the best interests of the AL Shareholders and recommended that the AL Shareholders approve the Merger.

3.25 Disclosure. Neither this Agreement, nor any schedule or exhibit to this Agreement, nor any other statements, documents or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading in light of the circumstances under which such statements were made.

3.26 Required Accurate Locators Vote. The affirmative vote of the holders of a majority of the shares of AL Common Stock is the only vote of the holders of any class or series of AL’s securities necessary to approve the Merger (the “Accurate Locators Shareholders’ Approval”).

3.27 Regulatory Permits. AL possess all certificates, authorizations and permits issued by the appropriate Governmental Agencies necessary to conduct its business, except where the failure to possess such permits could not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and AL has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

4. REPRESENTATIONS AND WARRANTIES OF GHR AND MERGERCO.

Except as set forth in the disclosure schedule delivered by GHR to AL at the time of execution of this Agreement and attached hereto (the “GHR Disclosure Schedule”), GHR and MergerCo, jointly and severally, represent and warrant to AL as follows:

4.1 Standing and Corporate Power. GHR is validly existing and in good standing under the laws of the State of Nevada, and has the requisite corporate power and authority to carry on its business as now being conducted. MergerCo is validly existing and in good standing under the laws of the State of Nevada, and has the requisite corporate power and authority to carry on its business as now being conducted.

4.2 Subsidiaries. Other than MergerCo, GHR does not currently own, directly or indirectly, any capital stock or other equities, securities or interests in any other corporation or in any limited liability company, partnership, joint venture or other association.

4.3 Capital Structure.

4.3.1 The authorized capital stock of GHR consists of 200,000,000 shares of GHR Common Stock, approximately 1,500,000 of which are issued and outstanding as of the date of this Agreement, and no authorized preferred shares as of the date of this Agreement. All outstanding shares of capital stock of GHR are duly authorized, validly issued, fully paid and non-assessable, not subject to preemptive rights and issued in compliance with all applicable state and federal laws concerning the issuance of securities. Immediately prior to the Closing, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of GHR having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of GHR Common Stock may vote. Except as set forth on the GHR Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which GHR is a party or by which GHR is bound obligating GHR to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of GHR or obligating GHR to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of GHR or obligating GHR to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of GHR to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of GHR. Except as set forth on the GHR Disclosure Schedule, there are no agreements or arrangements pursuant to which GHR is or could be required to register shares of GHR Common Stock or other securities under the Securities Act or other agreements or arrangements with or among any holder of GHR securities with respect to securities of GHR.

4.3.2 The authorized capital stock of MergerCo will consist of one thousand (1,000) shares of Common Stock, par value $0.001 per share, one hundred (100) of which will be issued and outstanding as of the date of this Agreement and held by GHR. All outstanding shares of capital stock of MergerCo are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of MergerCo having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of MergerCo’s Common Stock may vote. Other than as provided in this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which MergerCo is a party or by which MergerCo is bound obligating MergerCo to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of MergerCo or obligating MergerCo to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of MergerCo or obligating MergerCo to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

4.4 Authority. Each of GHR and MergerCo has the requisite corporate and other power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of GHR and MergerCo and the consummation by GHR and MergerCo of the transactions contemplated hereby have been duly authorized by the Board of Directors of GHR and MergerCo and GHR as the sole shareholder of MergerCo, and no other corporate proceedings on the part of GHR or MergerCo are necessary to authorize the execution, delivery and performance of this Agreement by GHR and the consummation by GHR and MergerCo of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of GHR and MergerCo and constitutes a valid and binding obligation of each of GHR and MergerCo, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

4.5 Non-Contravention. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of either GHR or MergerCo under, (i) the Certificate of Incorporation, Articles of Incorporation or Bylaws, each as amended to date, of GHR or MergerCo, as applicable, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to GHR or MergerCo, their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to GHR or MergerCo, their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not have either a Material Adverse Effect on GHR or MergerCo or could not prevent, hinder or delay the ability of GHR or MergerCo to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to GHR or MergerCo in connection with the execution and delivery of this Agreement by GHR or MergerCo or the consummation by GHR and MergerCo of the transactions contemplated hereby, except, with respect to this Agreement, for the filing of an OTC Equity Issuer Notification Form with FINRA, the Transaction 8-K, 14f-1 Information Statement and other appropriate documents with the SEC, the filing of the Agreement of Merger and other appropriate merger documents required by the OGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which GHR is qualified to do business.

4.6 SEC Documents; Undisclosed Liabilities.

4.6.1 For all periods subsequent to December 31, 2012, GHR has filed its Form 10-Q and Form 10-K with the SEC.

4.7 Interested Party Transactions. Except as set forth in the GHR Disclosure Schedule or in GHR’s SEC Documents, no employee, contractor, consultant, officer, director or stockholder of GHR or a member of his or her immediate family is indebted to GHR, nor is GHR indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of GHR, and (iii) for other employee benefits made generally available to all employees, contractors and consultants. To GHR’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom GHR is affiliated or with whom GHR has a material contractual relationship, or any Person that competes with GHR. To GHR’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with GHR (other than such contracts as relate to any such individual ownership of capital stock or other securities of GHR).

4.8 Indebtedness; GHR Assets. Except as set forth in Section 6.11, immediately prior to the Closing, GHR will have no indebtedness for borrowed money. Immediately prior to the Closing, GHR will have no assets, except for cash reserves earmarked for the payment of certain accounts payable and accrued expenses of GHR with respect to the period prior to the Closing which remain unpaid.

4.9 OTC Markets Quotation. GHR Common Stock is quoted on the OTC Markets. There is no action or proceeding pending or, to GHR’s knowledge, threatened against GHR by NASDAQ or FINRA with respect to any intention by such entities to prohibit or terminate the quotation of GHR Common Stock.

4.10 Compliance with Law. To the knowledge of GHR, GHR is in compliance in all material respects with all applicable laws (including, without limitation, applicable laws relating to zoning, environmental matters and the safety and health of employees), ordinances, regulations and orders of all Governmental Entities. GHR has not been charged with and, to the knowledge of GHR, is not now under investigation with respect to, a violation of any applicable law, regulation, ordinance, order or other requirement of a Governmental Entity. GHR is not a party to or bound by any order, judgment, decree or injunction of any Governmental Entity.

4.11 Absence of Certain Changes or Events. Except as disclosed in the Gold Hill Resource SEC Documents, since the date of the most recent financial statements included in the GHR SEC Documents, GHR has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been: (i) any Material Adverse Effect with respect to GHR; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have or give rise to a Material Adverse Effect with respect to GHR; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 5.1 without the prior consent of AL; or (iv)any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of GHR to consummate the transactions contemplated by this Agreement.

4.12 Information Supplied. None of the information included or incorporated by reference in any documents to be filed by GHR with the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby will, on the date of its filing or, in the case of any information to be mailed to the stockholders of GHR, at the date it is mailed to stockholders of GHR, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication which shall have become false or misleading, except that no representation is made by GHR with respect to information supplied in writing by or on behalf of AL for inclusion therein. The 14f-1 Information Statement filed by GHR with the SEC under the Exchange Act relating to the transactions contemplated hereby, and any other documents to be filed with the SEC in connection with the Merger, will comply as to form in all material respects with the Exchange Act.

4.13 Certain Service Provider Payments. Except as disclosed, GHR is not a party to any agreement which could result in the payment to any current, former or future director, employee, contractor or consultant of GHR of any money or other property or rights or accelerate or provide any other rights or benefits to any such director, employee, contractor or consultant as a result of the transactions contemplated by this Agreement.

4.14 Tax Returns and Tax Payments. GHR is not subject to any liabilities or claims for Taxes, including Taxes relating to prior periods, other than those set forth or adequately reserved against in the financial statements included in the GHR SEC Documents or those incurred since the date of the most recent balance sheet included in the GHR SEC Documents in the ordinary course of business.

4.15 Records. The books of accounts, corporate records and minute books of GHR and MergerCo are complete and correct in all material respects. Complete and accurate copies of all such books of account, corporate records and minute books of GHR and MergerCo have been provided to AL.

4.16 MergerCo. MergerCo has been formed for the sole purpose of effecting the Merger and, except as contemplated by this Agreement, MergerCo has not conducted any business activities and does not have any material liabilities.

4.17 No Brokers or Finders. Neither GHR, MergerCo, nor their respective Affiliates, officers, directors, employees, contractors or consultants have, employed any broker or finder or incurred any liability for any brokerage or finder’s fee or commissions or similar payment in connection with any of the transactions contemplated hereby.

4.18 Board Recommendation. The Board of Directors of GHR has unanimously determined that the terms of the Merger are fair to and in the best interests of the stockholders of GHR and no vote of the holders of shares of GHR Common Stock or any other GHR security holder is necessary to approve the Merger.

4.19 Legal Proceedings. There is no suit, action, claim, arbitration, proceeding or investigation pending or, to the knowledge of GHR, threatened against, relating to or involving GHR, or real or personal property of GHR, before any Governmental Entity or other third party. To the knowledge of GHR, there is no basis for any such suit, action, proceeding or investigation.

4.20 Contracts and Commitments. All material Contracts to which GHR is a party or by which any of its assets or properties are bound have been disclosed in the GHR SEC Documents (together the “GHR Contracts”).

4.21 Title to Property. GHR does not own any real property or personal property. It currently leases an office at 3400 Irvine Ave Newport Beach, CA 92660 and also leases its corporate executive office at 3960 Howard Hughes Parkway, Suite 500 Las Vegas Nevada. There are no options or other contracts under which GHR has a right or obligation to acquire or lease any interest in real property or personal property.

4.22 Intellectual Property Rights. GHR does not own, license or otherwise have any right, title or interest in any Intellectual Property.

4.23 Insurance. GHR does not maintain any insurance policies.

4.24 Benefit Plans. GHR does not currently sponsor, maintain or contribute to any Benefit Plan or “employee benefit plan” as defined in Section 3(3) of ERISA.

5. COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER.

5.1 Conduct of Accurate Locators, Gold Hill Resources and MergerCo. Except as expressly permitted by this Agreement, between the date of this Agreement and the Effective Time, each of GHR and AL shall conduct its business only in the ordinary course in substantially the same manner as heretofore conducted, and use all its reasonable efforts to preserve intact its present business organization and employees, contractors and consultants and to preserve the goodwill of Persons with which it has business relations. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, between the date of this Agreement and the Effective Time, (i) each of GHR and AL shall pay accounts payable and pay and perform other obligations of its business when they become due and payable in the ordinary course of business consistent with past practice, or when required to be performed, as the case may be, and (ii) each of GHR, MergerCo and AL shall (unless otherwise mutually agreed to in writing):

5.1.1 not amend or alter its certificate of incorporation, bylaws, or similar charter documents other than pursuant to a short form merger to change GHR’s corporate name;

5.1.2 not engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any Lien or other encumbrance upon any of its assets or which will not be discharged in full prior to the Effective Time;

5.1.3 not sell, exchange, lease, assign or otherwise transfer any of its assets, or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

5.1.4 not (a) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital shares, other than the dividends set forth in Section 6.14, (b) split, combine, reclassify or take similar action with respect to any of its capital shares or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its capital shares, (c) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than in connection with a short form merger to change GHR’s corporate name;

5.1.5 not sell, issue, grant or authorize the issuance or grant of any capital stock, other security (including the sale, transfer or grant of any treasury shares) or any obligation convertible or exchangeable for capital stock or any other security;

5.1.6 not fail to use reasonable efforts to preserve intact its present business organizations, keep available the services of its employees, contractors and consultants (except as expressly provided herein) and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and on-going business not be impaired prior to the Effective Time;

5.1.7 not organize any Subsidiary or acquire any capital stock or other equity securities of any Person or any equity or ownership interest in any business;

5.1.8 with respect to AL, not enter into any instrument which would constitute an AL Contract, as applicable, or enter into any material amendment, supplement or waiver in respect of any AL Contract, in each case except in the ordinary course of business consistent with past practice;

5.1.9 with respect to GHR, not enter into any instrument which would constitute a GHR Contract, as applicable, or enter into any material amendment, supplement or waiver in respect of any GHR Contract, in each case except in the ordinary course of business consistent with past practice;

5.1.10 not incur any severance pay obligation by reason of this Agreement or the transactions contemplated hereby;

5.1.11 not grant or extend any power of attorney other than in the ordinary course of business which does not affect a material part of its business;

5.1.12 keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

5.1.13 not make any material change with respect to their business in accounting or bookkeeping methods, principles or practices, except as required by GAAP;

5.1.14 promptly advise the other Party in writing of any Material Adverse Effect with respect to it;

5.1.15 not agree or otherwise commit, whether in writing or otherwise, to do, or take any action or omit to take any action that would result in, any of the foregoing;

5.1.16 not acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, by licensing or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person, except for the purchase of assets from suppliers or vendors in the ordinary course of business; or

5.1.17 not make any expenditure or enter into any commitment or transaction exceeding $25,000 other than purchases in the ordinary course of business consistent with past practices and other than payments of accounts payable that are settled by payments not in excess of the amounts owed.

5.2 Advice of Changes. Each Party shall promptly advise the other Party in writing of (i) any event occurring subsequent to the date of this Agreement that would render any representation or warranty of AL contained in Section 3 or GHR or MergerCo contained in Section 4 untrue or inaccurate such that the conditions set forth in Sections 7.2 or 7.3 would not be satisfied, (ii) any breach of any covenant or obligation of AL or GHR or MergerCo pursuant to this Agreement such that the condition set forth in Sections 7.2 or 7.3 would not be satisfied, (iii) any Material Adverse Effect in AL or GHR, or (iv)any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect on AL or GHR or cause any of the conditions set forth in Sections 7.2 or 7.3 not to be satisfied, provided, however, that the delivery of any notice pursuant to this Section 5.2 shall not be deemed to amend or supplement the AL Disclosure Schedule or the GHR Disclosure Schedule.

6. ADDITIONAL AGREEMENTS.

6.1 Directors and Officers of Gold Hill Resources. At the Closing, the current board of directors of GHR shall deliver duly adopted resolutions to: appoint Wayne Good to serve as the CEO, Chas Radovich to serve as the President, Eric Stoppenhagen to serve as Chief Financial Officer and Mark Flanagan to serve as Secretary of GHR. Prior to the Closing, AL shall deliver or cause to be delivered to GHR completed and signed director and officer questionnaires (“Questionnaires”) for Wayne Good. The foregoing designations of the board of directors and the officers to be appointed at the Closing shall be subject to GHR’s receipt of the completed and signed Questionnaires (“D&O Information”).

6.2 Schedule 14f-1 Information Statement. GHR shall prepare the information statement required by Rule 14f-1 promulgated under the Exchange Act (“14f-1 Information Statement”) in connection with the change of control to be effectuated by the appointment of new officers and directors upon Mr. Stoppenhagen’s resignation.

6.3 Transaction Form 8-K. At least five (5) days prior to the Closing, the Parties shall prepare the Form 8-K announcing the Closing, which shall include all information required by such form, including the information required by Form 10 with respect to the Parties, any other information required in connection with GHR ceasing to be a shell company as a result of the transactions contemplated by this Agreement, the AL Financial Statements and the Pro Forma Financial Statements (as defined below) (“Transaction Form 8-K”), which shall be in a form reasonably acceptable to GHR and in a format acceptable for EDGAR filing. Prior to the Closing, the Parties shall prepare the press release announcing the consummation of the transactions contemplated by this Agreement (“Press Release”). At the Closing, GHR shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

6.4 Pro Forma Consolidated Financial Statements. At least ten (10) days prior to the Closing, AL shall deliver to GHR pro forma consolidated financial statements for the Parties giving effect to the transactions contemplated by this Agreement, for such periods as required by the SEC to be included in the Transaction Form 8-K or any other report or form required to be filed with the SEC at or after the Closing with respect to the transactions contemplated by this Agreement, all prepared in all material respects with the published rules and regulations of the SEC and in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (the “Pro Forma Financial Statements”). The Pro Forma Financial Statements shall have been reviewed by the Accountant and shall be in a format acceptable for inclusion on the Transaction 8-K.

6.5 Required Information. In connection with the preparation of the Transaction Form 8-K and Press Release, and for such other reasonable purposes, each Party shall, upon request by the others, furnish the others with all information concerning themselves, their respective directors, officers, managers, managing members, stockholders and members (including the directors and officers of GHR to be elected effective as of the Closing pursuant to Section 6.1 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Transaction, or any other statement, filing, notice or application made by or on behalf of each Party to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement. Each Party warrants and represents to the other Parties that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.6 Confidentiality; Access to Information.

6.6.1 Confidentiality. Any confidentiality agreement or letter of intent previously executed by the Parties shall be superseded in its entirety by the provisions of this Agreement. Each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (a) information which was known to a Party or its agents prior to receipt from another Party; (b) information which is or becomes generally known; (c) information acquired by a Party or its agents from a third party who was not bound to an obligation of confidentiality; and (d) disclosure required by law. In the event this Agreement is terminated as provided in Section 8 hereof, each Party will return or cause to be returned to the other all documents and other material obtained from the other in connection with the transactions contemplated hereby.

6.6.2 Access to Information.

(a) AL will afford GHR and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of AL during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of AL, as GHR may reasonably request. No information or knowledge obtained by GHR in any investigation pursuant to this Section 6.6.2 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the transaction.

(b) GHR will afford AL and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of GHR during the period prior to the Closing to obtain all information concerning the business of GHR, as AL may reasonably request. No information or knowledge obtained by AL in any investigation pursuant to this Section 6.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Transaction.

6.7 No Solicitation. Other than with respect to the Transaction, each Party agrees that neither of them nor any of their officers, directors, managers, or managing members shall, and that they shall direct and use their reasonable best efforts to cause their agents and other representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to (i) a merger, reorganization, share exchange, consolidation or similar transaction involving them, (ii) any sale, lease, exchange, mortgage, pledge, transfer or purchase of all or substantially all of the assets or equity securities of them, taken as a whole, in a single transaction or series of related transactions or (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of GHR Common Stock (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). Each Party further agrees that neither of them nor any of their officers, directors, managers, or managing members shall, and that they shall direct and use their reasonable best efforts to cause their agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Each Party agrees that they will immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Each Party agrees that they will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.7.

6.8 Public Disclosure. Except to the extent previously disclosed or to the extent the Parties believe that they are required by applicable law or regulation to make disclosure, prior to the Closing, no Party shall issue any statement or communication to the public regarding the transactions contemplated by this Agreement without the consent of the other Parties, which consent shall not be unreasonably withheld. To the extent a Party believes it is required by law or regulation to make disclosure regarding such transactions, it shall, if possible, immediately notify the other Parties prior to such disclosure. Notwithstanding the foregoing, the Parties agree that GHR will prepare and file the Transaction Form 8-K pursuant to the Exchange Act in a form reasonably acceptable to each Party to report the execution of this Agreement and that any Party may file any reports as required by the Exchange Act including, without limitation, any reports on Schedule 13D.

6.9 Reasonable Efforts; Notification.

6.9.1 Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (a) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Section 7 to be satisfied, (b) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations, notices and filings (including registrations, declarations, notices and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (d) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (e) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, each Party, and its respective board of directors, officers and shareholders shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, use their commercially reasonable efforts to enable the transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require any of the Parties to agree to any divestiture by itself or any of its affiliates of shares of capital stock, membership interests or ownership interest or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

6.9.2 AL shall give prompt notice to GHR upon becoming aware that any representation or warranty made by them contained in this Agreement has become untrue or inaccurate, or of any failure of AL to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by them under this Agreement, in each case, such that the conditions set forth in Section 7 would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

6.9.3 GHR shall give prompt notice to AL upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of GHR to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7 would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

6.10 Treatment as a Reorganization. Consistent with the intent of the Parties, each of AL and GHR shall treat, and cause its Affiliates to so treat, the Merger as a reorganization under Section 368(a) of the Code with respect to all Tax Returns, to the extent consistent with law.

6.11 Absence of Material Liabilities; Merger Expenses. Immediately prior to the Closing, GHR shall have no liabilities or obligations requiring the payment of monies, other than obligations under or with respect to: (i) any agreement with its transfer agent, (ii) GHR Contracts disclosed under Section 4.20 hereto, (iii) accounts payable and accrued expenses of GHR with respect to the period between the date hereof and the Closing (other than amounts included in the Outstanding Debt), and (iv) the Outstanding Debt.

6.12 Business Records. At Closing, GHR shall cause to be delivered to the Parties all records and documents relating to GHR, which GHR possesses, including, without limitation, books, records, government filings, Returns, charter documents, corporate records, stock records, consent decrees, orders, and correspondence, director and stockholder minutes and resolutions, stock ownership records, financial information and records, electronic files containing any financial information and records, and other documents used in or associated with GHR.

6.13 Accurate Locators Shareholder Approval. AL shall, as promptly as practicable, duly submit this Agreement and the transactions contemplated by this Agreement to the AL Shareholders for approval and adoption. In connection with the Merger, this Agreement and the other transactions contemplated hereby, the Board of Directors of AL shall (i) recommend to the AL Shareholders that they consent to, and use all commercially reasonable efforts to obtain the approvals by the AL Shareholders, of the Merger, this Agreement and the other transactions contemplated hereby, and (ii) otherwise comply with all requirements of applicable law and AL’s Articles of Incorporation and Bylaws, each as amended to date, in connection with obtaining the AL Shareholders’ Approval.

7. CONDITIONS PRECEDENT.

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

7.1.1 No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

7.1.2 Directors and Officers Liability Insurance. GHR shall have obtained a directors and officers liability insurance policy covering its officers and directors providing at least $1,000,000 of coverage.

7.2 Conditions to Obligations of GHR. The obligations of GHR to effect the Merger are further subject to the following conditions:

7.2.1 Representations and Warranties. The representations and warranties of AL set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, unless made as of another date, in which case they shall be true and correct in all material respects as of such date.

7.2.2 Performance of Obligations of AL. AL shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

7.2.3 No Material Adverse Effect. Since the date hereof there must have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on AL.

7.2.4 Consents, etc. GHR shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

7.2.5 Shareholders’ Approval. The AL Shareholders’ Approval shall have been obtained.

7.2.6 No Dissenters. No AL Shareholders shall have dissented to the Merger or be entitled to exercise dissenters’ rights in connection with the Merger.

7.2.7 No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person any suit, action or proceeding which has a reasonable likelihood of success) challenging or seeking to restrain or prohibit the consummation of the Merger.

7.2.8 Auditors. AL shall have delivered a written undertaking provided by Anton & Chia, LP (“Accountant”) acknowledging that AL is consummating a reverse acquisition or reverse merger transaction with GHR, that such transactions will not disqualify or otherwise prevent Accountant from continuing its engagement as the auditors of AL following the Closing or prohibit or impede Accountant from preparing in a timely manner or opining on the required financial statements following the Closing, and that Accountant is duly registered with the Public Company Accounting Oversight Board.

7.2.9 Audited Financial Statements. AL shall have delivered final approval of the AL Financial Statements from Accountant.

7.2.10 D&O Information. AL shall have caused the director nominees to deliver the Questionnaires in a timely manner, and the D&O Information shall be acceptable to GHR.

7.2.11 Capital Raise. Intentionally Left Blank

7.2.12 Officer’s Certificate. GHR shall have received an officer’s certificate, substantially in the form of Exhibit B, duly executed on AL’s behalf.

7.2.13 Secretary’s Certificate. GHR shall have received a Secretary’s certificate, substantially in the form of Exhibit C, duly executed on AL’s behalf.

7.3 Conditions to Obligation of AL. The obligation of AL to effect the Merger is further subject to the following conditions:

7.3.1 Representations and Warranties. The representations and warranties of GHR set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, unless made as of another date, in which case they shall be true and correct in all material respects as of such date.

7.3.2 Due Diligence Items. GHR shall have provided to AL copies of all agreements and documents requested by AL before the Closing, including, without limitation, copies of material agreements previously filed as exhibits to reports and documents filed with, or furnished to, the SEC and satisfactory evidence of termination of all such material agreements filed with, or furnished to, the SEC.

7.3.3 Performance of Obligations of GHR. GHR shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

7.3.4 No Material Adverse Effect. Since the date hereof there must have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on GHR.

7.3.5 Consents, etc. AL shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

7.3.6 No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person any suit, action or proceeding which has a reasonable likelihood of success) challenging or seeking to restrain or prohibit the consummation of the Merger.

7.3.7 Resignations. GHR shall deliver to AL the Resignations, as required by Section 6.1.

7.3.8 Officer’s Certificate. AL shall have received an officer’s certificate, substantially in the form of Exhibit D, duly executed on GHR’s behalf.

7.3.9 Secretary’s Certificate. AL shall have received a Secretary’s certificate, substantially in the form of Exhibit E, duly executed on GHR’s behalf.

8. TERMINATION.

8.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time:

8.1.1 by mutual written consent of GHR and AL;

8.1.2 by either GHR or AL if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

8.1.3 by either GHR or AL if the Merger shall not have been consummated on or before April 30, 2013 (other than as the sole result of the failure of the Party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time);

8.1.4 by GHR if a Material Adverse Effect shall have occurred relative to AL;

8.1.5 by GHR, if AL materially breaches any of its representations and warranties contained in this Agreement or willfully fails to perform in any material respect any of its material obligations under this Agreement, which failure or breach is not cured within ten (10) days after GHR has notified AL of its intent to terminate this Agreement pursuant to this Section 8.1.6;

8.1.6 by AL, if a Material Adverse Effect shall have occurred relative to GHR; and

8.1.7 by AL, if GHR materially breaches any of its representations and warranties contained in this Agreement or willfully fails to perform in any material respect any of its material obligations under this Agreement, which failure or breach is not cured within ten (10) days after AL has notified GHR of its intent to terminate this Agreement pursuant to this Section 8.1.8.

8.2 Effect of Termination. In the event of termination of this Agreement by either AL or GHR as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of GHR or AL, other than as provided in Section 6.6.1, Section 6.11, Section 8.3 and this Section 8.2.

8.3 Return of Documents. In the event of termination of this Agreement for any reason, GHR and AL will return to the other Party all of the other Party’s documents, work papers, and other materials (including copies) relating to the transactions contemplated under this Agreement, whether obtained before or after execution of this Agreement. GHR and AL will not use any information so obtained from the other Party for any purpose and will take all reasonable steps to have such other Party’s information kept confidential.

9. POST-CLOSING COVENANTS.

9.1 AL acknowledges that the agreements contained in this Section 9.1 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, GHR would not enter into this Agreement. AL acknowledges and agrees that the failure by GHR or AL to satisfy, perform and comply with the covenants set forth in this Section 9.1 (“Post-Closing Covenants”) following the Closing will have a material adverse effect on GHR. During the period beginning upon the Closing and ending on the first anniversary of the Closing, each of AL and GHR shall satisfy, perform, and comply with those of the following covenants as applicable:

9.1.1 GHR shall remain a Section 12(g) reporting company in compliance with and current in its reporting requirements under the Exchange Act, and remain quoted on, at a minimum, the OTCBB;

9.1.2 Intentionally left blank;

9.1.3 GHR and AL shall respond in a timely manner, and to the satisfaction of the SEC, to any review or inquiry by the SEC to the Transaction Form 8-K;

9.1.4 GHR shall create audit, compensation and other committees, and comply with the provisions of the Sarbanes-Oxley Act of 2002, and take such other actions as required by applicable laws and regulations regarding corporate governance;

9.1.5 GHR shall hold meetings of GHR’s board of directors at least once each fiscal quarter; and schedule regular meetings for the audit and compensation committees of the board of directors, with advance notice to all directors, and insure that such committee meetings are properly held as scheduled;

9.1.6 GHR shall file within the statutory time limits any required filings or notifications with the SEC, FINRA and any other federal, state, foreign government or regulatory agency including any agency or organization with jurisdiction over any exchange on which GHR’s securities are listed or quoted, and AL shall provide such information as GHR shall appropriately require to make such filings and notifications;

9.1.7 GHR shall engage certified public accountants that are at all times registered with the PCAOB and, in the event GHR’s certified public accountants resign or are terminated for any reason, GHR shall promptly engage a new certified public accountant registered with the PCAOB;

9.1.8 GHR shall adopt proper disclosure, insider trading and code of ethics policies to the extent required by law or applicable regulation;

9.1.9 GHR shall pay, when due, all transfer agent fees, listing fees and any other fees the non-payment of which may adversely effect compliance with applicable laws and regulations (including securities laws and regulations) or the listing or quotation of GHR’s securities;

9.1.10 Each of GHR and AL shall file all tax returns of any kind in a timely manner, and pay, when due, all tax obligations of any kind or nature; and

9.2 Other Provisions. Notwithstanding anything contained herein to the contrary, the provisions of this Section 9 and of Section 6.11 shall survive (and not be affected in any respect by) the Closing.

10. SURVIVAL.

No representations and warranties except (i) as specifically set forth in provisions contained herein which contemplate the performance of any agreement or covenant by any Party after the Closing, (ii) the obligations of all Parties pursuant to Section 2.9, and (iii) the obligations of all Parties pursuant to Section 6.11, and no agreements and covenants, contained in or made pursuant to this Agreement by any Party or contained in any Schedule hereto shall survive the Closing. No claims or causes of action shall be made or instituted by any Party from and after the Closing (y) based upon any representation or warranty, or (z) based upon any agreement or covenant except for such agreement or covenant that shall have survived the Closing as described in the preceding sentence.

11. GENERAL PROVISIONS.

11.1 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

11.2 Extension; Waiver. The Parties may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (iii) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

11.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile, electronic mail, or overnight courier(providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Accurate Locators, to:

ACCURATE LOCATORS,INC.

Wayne Good

if to Gold Hill Resources or MergerCo, to:

GOLD HILL RESOURCES, INC.

Eric Stoppenhagen

11.4 Interpretation. When a reference is made in this Agreement to a section, exhibit or schedule, such reference shall be to a section of, or an exhibit or schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

11.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. Except as expressly provided herein, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies.

11.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

11.8 Enforcement. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of Nevada, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties (i) consents to submit itself to the personal jurisdiction of any court sitting in the State of Nevada in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such courts would have subject matter jurisdiction with respect to such dispute and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court.

11.9 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

11.10 Schedules and Exhibits. The schedules and exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

11.11 Counterparts. This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more such counterparts shall have been executed by each of the Parties and delivered to the other Parties. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement and Plan of Merger as of the date first above written.

ACCURATE LOCARORS, INC.

By: /s/ Wayne Good

Name: Wayne Good

Title: Chief Executive Officer

GOLD HILL RESOURCES, INC.

By: /s/ Eric Stoppenhagen

Name: Eric Stoppenhagen

Title: CFO

AL MERGER CORPORATION

By: /s/ Eric Stoppenhagen

Name: Eric Stoppenhagen

Title: CFO